Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Optimization Securities with Contingent Protection linked to the common stock of Apple Inc. due October 28, 2011	$23,002,790	$1,640.10
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated April 15, 2010)

UBS AG $23,002,790 Autocallable Optimization Securities with Contingent Protection

Linked to the common stock of Apple Inc. due October 28, 2011

Investment Description

UBS AG Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the common stock of Apple Inc. (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will increase during the term of the Securities. The Securities will be called automatically if the underlying equity closes at or above the Starting Price on any Observation Date. You may lose up to 100% of your principal amount invested if the Securities have not been called and the underlying equity closes below the Trigger Price on the Final Valuation Date. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the Starting Price on any Observation Date, including the Final Valuation Date. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities to maturity. Any payment on the Securities, including any contingent protection, is subject to the creditworthiness of the Issuer.

Features
☐	Tactical Investment Opportunity — If you believe the underlying equity will appreciate in value over the term of the Securities but are unsure about the exact timing or magnitude of the appreciation, the Securities provide a potential opportunity to generate returns based on this market view. The Securities will be automatically called for the principal amount plus an amount based on the Call Return if the closing price of the underlying equity on any Observation Date is equal to or greater than the Starting Price. If the Securities are not called, investors will have downside market exposure to the underlying equity at maturity, subject to the contingent protection feature.
☐	Contingent Protection Feature — If you hold the Securities to maturity, the Securities are not called on the Final Valuation Date and the closing price of the underlying equity is above or equal to the Trigger Price on the Final Valuation Date, you will receive 100% of your principal, subject to the creditworthiness of the Issuer. If the underlying equity closes below the Trigger Price on the Final Valuation Date, your investment will be fully exposed to the negative Underlying Return.

Key Dates

Trade Date	October 22, 2010
Settlement Date	October 27, 2010
Final Valuation Date*	October 24, 2011
Maturity Date*	October 28, 2011
*	Subject to postponement in the event of a market disruption event, as described in the AOS CP product supplement.
Security Offering

These terms relate to Securities linked to the common stock of Apple Inc. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Call Return rate*	Starting Price	Trigger Price	CUSIP	ISIN
Common Stock of Apple Inc.	16.50%	$307.87	$246.30, which is 80% of the Starting Price	90267F212	US90267F2121
*	Annualized. If the Securities are called, your Call Return will vary depending on the Observation Date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, dated April 15, 2010, the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 5 and the more detailed “Risk Factors” beginning on page PS-12 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Apple Inc.	$23,002,790	$10.00	$287,534.88	$0.125	$22,715,255.12	$9.875

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated October 22, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	AOS CP Product supplement dated April 15, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000178/c178693_690467-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated April 15, 2010, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You believe the underlying equity will not close below the Trigger Price, which is 80% of the Starting Price on the Final Valuation Date
♦	You believe the underlying equity will close at or above the Starting Price on one of the specified Observation Dates
♦	You are willing to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise willing to hold such securities to maturity, a term of 12 months
♦	You believe the underlying equity will remain stable for the term of the Securities and will close at or above the Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the applicable Call Return, an annualized return of 16.50%
♦	You are willing to forgo dividends paid on the underlying equity
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market
♦	You are willing to make an investment where you could lose some or all of your principal
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities

The Securities may not be suitable for you if:

♦	You believe the underlying equity will close below the Trigger Price, which is 80% of the Starting Price on the Final Valuation Date
♦	You seek an investment that is fully principal protected
♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment whose return is not limited to the applicable Call Return, an annualized return of 16.50%
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold securities that will be called on any Observation Date on which the underlying equity closes at or above the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity, a term of 12 months
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You prefer to receive the dividends paid on the underlying equity
♦	You seek current income from your investment
♦	You are unable or unwilling to assume the credit risk associated with UBS, as Issuer of the Securities

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Issue Price	$10.00 per Security
Term	12 months, unless called earlier
Underlying Equity	Apple Inc.
Call Feature	The Securities will be called if the closing price of the underlying equity on any Observation Date is at or above the Starting Price
Observation Dates	Monthly, on or about November 22, 2010, December 22, 2010, January 24, 2011, February 22, 2011, March 22, 2011, April 25, 2011, May 23, 2011, June 22, 2011, July 22, 2011, August 22, 2011, September 22, 2011 and October 24, 2011(1)
Call Settlement Dates	Four business days following the applicable Observation Date
Call Return	If the Securities are called, you will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the applicable Call Return, at an annualized rate of 16.50%.
Observation Date	*Call Return	*Call Price (per Security)
November 22, 2010	1.38%	$10.14
December 22, 2010	2.75%	$10.28
January 24, 2011	4.13%	$10.41
February 22, 2011	5.50%	$10.55
March 22, 2011	6.88%	$10.69
April 25, 2011	8.25%	$10.83
May 23, 2011	9.63%	$10.96
June 22, 2011	11.00%	$11.10
July 22, 2011	12.38%	$11.24
August 22, 2011	13.75%	$11.38
September 22, 2011	15.13%	$11.51
October 24, 2011	16.50%	$11.65
*	Call Return and Call Price amounts have been rounded for ease of analysis

Payment at Maturity (per Security)	If the Securities are not called and the Ending Price is above or equal to the Trigger Price, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.(2)
If the Securities are not called and the Ending Price is below the Trigger Price, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Underlying Return)
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	$246.30, which is 80% of the Starting Price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the AOS CP product supplement)
Starting Price	$307.87, which is the closing price of the underlying equity on the Trade Date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the AOS CP product supplement)
Ending Price	The closing price of the underlying equity on the Final Valuation Date
Determining Payment upon an Automatic Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the underlying equity declines.

(1)	Subject to the market disruption event provisions set forth in the AOS CP product supplement beginning on page PS-25.
(2)	Contingent protection is provided by UBS, as issuer, and, therefore, is dependent on the ability of UBS to satisfy its obligations when they come due.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$307.87
Call Return:	16.50% per annum (or 1.38% per month)
Observation Dates:	Monthly
Trigger Price:	$246.30 (which is 80.00% of the Starting Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$350.00 (at or above Starting Price, Securities are called)
Call Price (per $10.00):	$10.14

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total Call Price of $10.14 per $10.00 principal amount (1.38% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$275.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$250.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$275.00 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$350.00 (at or above Starting Price, Securities are called)

Call Price (per $10.00):	$11.65

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total Call Price of $11.65 per $10.00 principal amount (16.50% return on the Securities).

Example 3 — Securities are NOT Called and the Ending Price is above the Trigger Price

Closing Price at first Observation Date:	$275.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$250.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$275.00 (below Starting Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$250.00 (below Starting Price, but above Trigger Price, Securities NOT called)

Call Price (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (a zero return on the Securities). The Securities are not called and the Ending Price is above or equal to the Trigger Price.

Example 4 — Securities are NOT Called and the Ending Price is below the Trigger Price

Closing Price at first Observation Date:	$275.00 (below Starting Price, Securities NOT called)
Closing Price at second Observation Date:	$250.00 (below Starting Price, Securities NOT called)
Closing Price at third Observation Date:	$225.00 (below Starting Price and Trigger Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Starting Price, Securities NOT called)
Closing Price at Final Valuation Date:	$153.94, (below Starting Price and Trigger Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00 × [1 + Underlying Return]
$10.00 × (1 – 50%)
$5.00

Since the Securities are not called and the Ending Price is below the Trigger Price, at maturity you will receive a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on whether the underlying equity increases in value as determined on the Observation Dates, or if the Securities are not called on any Observation Date, whether the Trigger Price is breached on the Final Valuation Date and, if so, the extent to which the Underlying Return is negative. If (i) the Securities are not called on any Observation Date and (ii) the Ending Price is below the Trigger Price, you will lose some or all of your principal investment.
♦	The automatic call feature does not allow for participation in the potential appreciation of the underlying equity — The appreciation potential of the Securities is limited to the specified Call Return, regardless of the appreciation of the underlying equity. In addition, the Call Price will be based in part on the amount of time the Securities have been outstanding. As a result, the Call Price payable on Securities subject to an automatic call in respect of any Observation Date may be less than the Call Price that would have been payable if the Securities had been called on a later Observation Date. Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event that your Securities become subject to an automatic call.
♦	If the Securities are not called on any Observation Date, the amount you receive on the Securities at maturity will never exceed their stated principal amount — If the Securities are not called on any Observation Date, you will not participate in any appreciation in the price of the underlying equity even though you will be subject to the risk of a decline in the price of the underlying equity.
♦	The probability that the Securities will be called or that the Ending Price will fall below the Trigger Price will depend on volatility — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. If the underlying equity has historically experienced significant volatility, there is a higher probability that the Securities will be called earlier or that the Ending Price will fall below the Trigger Price. As a result, you may have a lower return on your Securities or you may lose some or all of your investment.
♦	No interest or dividend payments or voting rights — As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlying equity would have.
♦	Credit of UBS — The Securities are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Securities.
♦	Your contingent protection may terminate on the Final Valuation Date — If the Securities are not automatically called and the Ending Price is greater than or equal to the Trigger Price, your initial investment in the Securities will be protected, subject to the credit of the Issuer. We refer to this feature as contingent protection. However, if the Ending Price is less than the Trigger Price, at maturity you will be fully exposed to any depreciation in the closing price of the underlying equity. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the Ending Price is less than the Starting Price.
♦	Contingent protection of your initial investment applies only if you hold the Securities to maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.
♦	Single stock risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There is no affiliation between the underlying equity issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying equity issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity and the underlying equity issuer. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity issuer. The underlying equity issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying equity issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
♦	Anti-dilution protection is limited — For certain adjustment events affecting the underlying equity, the Calculation Agent may make adjustments to the Starting Price and Trigger Price. However, the Calculation Agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the Calculation Agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this AOS CP product supplement as necessary to achieve an equitable result.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with return linked to the performance of the underlying equity may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.
♦	Owning the Securities is not the same as owning the underlying equity — The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying equity and therefore the market value of the Securities.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equity contained in this pricing supplement. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the underlying equity issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first, second and third calendar quarters of 2010. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets personal computers, mobile communication devices, and portable digital music and video players, and it sells a variety of related software, services, peripherals and networking solutions. Apple sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers and value-added resellers. In addition, Apple sells a variety of third-party Macintosh (Mac), iPhone and iPod compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores, and digital content and applications through the iTunes Store. Apple sells to consumer, small and mid-sized business, education, enterprise, government and creative customers. In December 2009, Apple acquired digital music service Lala. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg. The closing price of Apple on October 22, 2010 was $307.87. The historical performance of the underlying equity should not be taken as an indication of the future performance of the underlying equity during the term of the Securities.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$85.61	$58.72	$62.72
4/3/2006	6/30/2006	$71.93	$56.02	$57.12
7/3/2006	9/29/2006	$77.74	$50.55	$77.03
10/2/2006	12/29/2006	$91.80	$73.18	$84.84
1/3/2007	3/30/2007	$97.13	$83.27	$92.91
4/2/2007	6/29/2007	$125.09	$90.24	$122.04
7/2/2007	9/28/2007	$154.50	$117.05	$153.54
10/1/2007	12/31/2007	$199.83	$153.76	$198.08
1/2/2008	3/31/2008	$194.97	$119.15	$143.50
4/1/2008	6/30/2008	$189.96	$147.14	$167.44
7/1/2008	9/30/2008	$179.69	$105.26	$113.66
10/1/2008	12/31/2008	$111.04	$80.49	$85.35
1/2/2009	3/31/2009	$109.87	$78.20	$105.12
4/1/2009	6/30/2009	$144.67	$108.69	$142.43
7/1/2009	9/30/2009	$186.15	$135.40	$185.37
10/1/2009	12/31/2009	$211.64	$180.76	$210.86
1/4/2010	3/31/2010	$235.83	$192.00	$234.93
4/1/2010	6/30/2010	$274.16	$235.86	$251.53
7/1/2010	9/30/2010	$292.46	$240.16	$283.75
10/1/2010*	10/22/2010*	$317.90	$278.64	$307.87
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through October 22, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Apple from January 29, 1999 to October 22, 2010, assuming a Starting Price of $307.87, which was the closing price of Apple on October 22, 2010, and a Trigger Price of $246.30, which is equal to 80% of the Starting Price.

Source: Bloomberg
Historical prices of the underlying equity should not be taken as an indication of future performance.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-40 of the AOS CP product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-41 of the AOS CP product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-40 of the AOS CP product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal protection that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦	Protection Strategies are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.
♦	Optimization Strategies are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Performance Strategies are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Strategies may be structured to provide no principal protection, partial protection or contingent protection.
♦	Leverage Strategies are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

“Partial protection”, if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold.

“Contingent protection”, if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price or level of the underlying asset does decline below the specified threshold at any time during the term of the Securities, all principal protection is lost and the investor will have full downside exposure to the price or level of the underlying asset.

In order to benefit from any type of principal protection, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.